Exhibit 99.01

ACM Research Finalizes Agreement to Acquire Land Rights
for Development and Production Center in Shanghai’s Lingang Special Area

FREMONT, California, May 13, 2020 (GlobeNewswire) – ACM Research, Inc. (“ACM”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today announced that its operating subsidiary ACM Research (Shanghai), Inc. (“ACM Shanghai”), through a recently formed subsidiary, has entered into an agreement with the China (Shanghai) Pilot Free Trade Zone Lingang Special Area Administration to acquire land use rights in the Lingang Heavy Equipment Industrial Zone of the Lingang Special Area of China (Shanghai) Pilot Free Trade Zone. Under the agreement, ACM Shanghai plans to build a development and production facility approximately 30 miles from ACM Shanghai’s headquarters in Zhangjiang.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “We are moving forward with plans to expand our long-term production capacity, as we continue our mission to become a major supplier of capital equipment to the global semiconductor industry. The Lingang project reflects a long-term commitment to the fast-growing China market, will serve to support growth of our operations in Korea, the United States and the Taiwan region,  and will enable us to further scale production for our expanding product line of semiconductor capital equipment.”

Dr. Wang continued, “We believe that building and owning, rather than leasing, our development and production facilities will significantly reduce our facility costs at scale, and provide us with stability to make long-term development and manufacturing investments to support the world-class operations demanded by our growing customer base.”

Forward-Looking Statements
Information presented in this press release with respect to ACM Shanghai’s proposed construction of a development and manufacturing facility, as well as ACM’s proposal to grow its capacity and operations based on production at that facility, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ significantly from ACM’s expectations based on a number of risks and uncertainties, including but not limited to the potential inability of ACM Research to timely construct and begin operating the facility as required under the agreement and to conduct manufacturing operations at the facility at a capacity that will satisfy sales requirements under the agreement and reduce production costs to the extent contemplated by ACM. ACM’s ability to satisfactorily construct and operate the facility is subject to its funding of the project, its compliance with applicable legal requirements and, more generally, global economic conditions, including the continuing impact of the COVID-19 pandemic. ACM expressly disclaims any obligation to update forward-looking statements after the date of this press release, except as required by law.

About ACM Research, Inc.
ACM develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

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